                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


       ******************************************************************

                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                       The Security Exchange Act of 1934


Date of Report (Date of earliest event reported)                 May 15, 1996


                              ____________________


                  SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION

             (Exact name of registrant as specified in its charter)



           DELAWARE                  0-14992                   38-2294876

(State of other jurisdiction of  (Commission File            (IRS Employer
incorporated organization)           Number)               identification No.)



                            Bayview Corporate Center
                         3501 Jamboree Road, Suite 550
                            Newport Beach, CA  92660
                    (address of principal executive offices)



      Registrant's telephone number, including area code:  (714) 737-7900



                              ____________________

Item 5.  Other Events

On May 15, 1996, the Company and its Senior Lenders executed the Third Amendment, Waiver and Consent (the "Third Amendment") effective as of May 15, 1996 to the existing Loan and Security Agreement dated October 18, 1995 between Smith Environmental Technologies Corporation; BCM Engineers Inc., an Alabama corporation; BCM Engineers Inc., a Pennsylvania corporation; and Riedel Environmental Services Inc. (collectively the "Company"); and Chemical Bank as agent for the Lenders (the "Senior Lenders") (referred to as the "Loan Agreement").

The Third Amendment waived and consented to certain conditions and actions related to (1) the BCM Engineers Inc. ("BCM") Employee Stock Ownership Plan and (2) financial covenant violations under the Loan Agreement. The waiver was in effect from March 31, 1996 through June 29, 1996. The effectiveness of the waivers, consents and amendments provided in this Third Amendment were contingent upon certain conditions precedent which have not been met. The Company and its Senior Lenders have executed a Forbearance Agreement for the period of June 7, 1996 through June 28, 1996 in connection with an overdraft condition which resulted from the establishment, by the Senior Lenders of a reserve against the Company's borrowing base. The reserve, which reduced the Company's available borrowing base causing an overdraft condition, resulted from the cancellation of a contract and the Senior Lenders' concerns regarding the collectibility of the related account receivables. The issues relating to the contract and the associated accounts receivable have subsequently been resolved and amounts due the Company have been collected. The Company and the Senior Lenders are currently preparing an amendment to the forbearance agreement and negotiating an additional amendment to the Loan Agreement.

The Company also executed an Amended and Restated Note Purchase Agreement (the "Amended Agreement") effective as of May 15, 1996 with the holders of notes payable to 399 Venture Partners Inc., an affiliate of Citicorp Venture Capital, Ltd. and to various individual distributees of promissory notes formerly held by 399 Venture Partners, Inc. (the "Holders"), in the aggregate principal amount of $2.0 million in Convertible Subordinated Notes and $10.0 million in Senior Subordinated Notes (collectively referred to as the "Notes"). The Senior Note Holders have agreed to defer the payment of interest due May 21, 1996 and the interest which will accrue and become due on November 21, 1996 and May 21, 1997. The Amended Agreement provides for the issuance of additional notes (maturing on November 21, 2004) in lieu of such deferred semi-annual
interest payments plus two interest payments previously deferred.   The effect
as of March 31, 1996 of this deferral was to reclassify approximately $1.5 million of accrued interest expenses to long-term debt under the Notes which is reflected in the Company's financial statements. All of the interest converted to principal will be subject to conversion rights on the same terms and conditions as the original principal amount of the Notes. The amended agreements and related documents are currently not completed and will be filed with a subsequent 8-K upon the completion of the documents.

An arbitration hearing related to a contract entered into by Canonie Environmental Services Corp. in May 1992 in connection with the performance of equipment at the Gould Superfund Site in Portland Oregon was completed on June 14, 1996. The Company was notified on June 27, 1996 that the arbitration panel, with one panelist dissenting, made an award of $4.5 million in favor of NL Industries, Inc.; Johnson Controls; Battery Group, Inc.; Gould Electronics, Inc.; AT&T Technologies, Inc.; Rhone-Poulenc AG Co. and Rhone-Poulenc, Inc.; Burlington Northern

Railroad Co.; and Exide Corporation (the "PRPs") against the Company. The Company does not agree that the decision is binding and will contest the finality of the award and an earlier decision of the Circuit Court of the State of Oregon compelling arbitration. At the same time, the Company is filing a claim with its professional liability carrier and intends to pursue settlement discussions with the PRPs. The Company has approximately $1.5 million in receivables and $2.5 million of equipment relating to the Gould project recorded in its financial statements which will not be fully recovered.



Item 7.  Financial Statements and Exhibits

         c.      Exhibits

                 The following exhibits are filed herewith:

                 10.24 - Third Amendment, Waiver and Consent to the Chemical Loan and Security Agreement dated May 15, 1996.

                 10.25 - Forbearance Agreement made as of June 7, 1996 to the Chemical Loan and Security Agreement.

                 99.1 - Award of Arbitrators dated June 27, 1996 with Dissenting Opinion

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                       SMITH ENVIRONMENTAL
                                                       TECHNOLOGIES CORPORATION


                                                By:  /s/ William T. Campbell
                                                   ----------------------------
                                                         William T. Campbell
                                                         Vice President-Finance



July 24, 1996